Exhibit 99.1
FOR IMMEDIATE RELEASE – October 28, 2021
Carter Bankshares, Inc. Announces Third Quarter 2021 Financial Results
Martinsville, VA, October 28, 2021 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE), the holding company of Carter Bank & Trust (the “Bank”) today announced net income of $11.2 million, or $0.42 diluted earnings per share, for the third quarter of 2021 compared to net income of $5.4 million, or $0.21 diluted earnings per share, in the second quarter of 2021 and a net loss of $57.7 million, or $2.19 per share, for the third quarter of 2020. A loss of $57.7 million was recognized during the third quarter of 2020 related to a one-time charge resulting from goodwill impairment. This impairment charge reduced net income by $62.2 million, resulting in a net loss for the third quarter of 2020. The quarterly pre-tax pre-provision income1 , which excludes, among other things, the one-time goodwill impairment charge, were $9.6 million for the quarter ended September 30, 2021, $7.7 million for the quarter ended June 30, 2021 and $7.1 million for the quarter ended September 30, 2020.
For the nine months ended September 30, 2021, net income was $26.0 million, or $0.98 diluted earnings per share, compared to a net loss of $48.8 million, or $1.85 per share for the first nine months ended September 30, 2020. Net income for the nine months ended September 30, 2020, excluding the one-time goodwill impairment charge, was $13.4 million, or $0.51 diluted earnings per share. Pre-tax pre-provision income1 were $25.4 million for the nine months ended September 30, 2021 and $22.4 million for the nine months ended September 30, 2020 excluding the goodwill impairment charge.
Third Quarter 2021 Financial Highlights
•In August 2021, the Bank reached an agreement with West Virginia Governor James C. Justice, II, members of his family and related entities (the “Justice Parties”) to restructure certain loans to the Justice Parties. In connection with this agreement, on September 8, 2021, the lawsuit filed by the Justice Parties was dismissed with prejudice. The Bank’s loans to the Justice Parties were restructured with improved economic terms and an improved collateral position via cross collateralization. In addition, the Justice Parties executed documents that reaffirm the legality and binding nature of all of their loan documents and waive any causes of action they might have against the Bank;
•Nonperforming loans declined $0.7 million, or 7.3% to $8.9 million at September 30, 2021 compared to June 30, 2021 and decreased $31.6 million, or 78.1%, from September 30, 2020. The decline from September 30, 2020 is due to the resolution of our two largest nonperforming credits during the second quarter of 2021. Nonperforming loans as a percentage of total portfolio loans were 0.31%, 0.33% and 1.35% as of September 30, 2021, June 30, 2021 and September 30, 2020, respectively;
•The provision for credit losses totaled $(0.4) million for the quarter ended September 30, 2021, as compared to $1.0 million for the quarter ended June 30, 2021 primarily due to the sale of nine loans within two performing relationships that had been previously reserved and released;
•Net interest income increased $2.2 million, or 8.1%, to $29.4 million compared to the second quarter of 2021 primarily due to a 13 basis point increase in earning assets related to enhanced return on loan assets restructured during the third quarter of 2021 and a seven basis point decrease in funding costs;
•Net interest margin, on a fully taxable equivalent basis3 (“FTE”), increased 17 basis points to 2.96% compared to the second quarter of 2021 and increased 29 basis points compared to the third quarter of 2020;

•Total deposits increased $7.1 million to $3.7 billion at September 30, 2021 compared to June 30, 2021, and increased $52.7 million, or 1.5%, compared to September 30, 2020. The increases from June 30, 2021 and September 30, 2020 were primarily due to increased core deposits;
•Core deposits, including noninterest-bearing and interest-bearing demand deposits, money market accounts and savings, increased by $61.3 million, or 2.8%, as compared to June 30, 2021.
“We are pleased with the direction of the Company and our third quarter results. The continued decline in problem assets, particularly those in the substandard classification, is a positive reflection of our continued efforts to improve the asset quality of the Company. Further reduction of troubled assets remains one of our primary objectives,” stated Litz H. Van Dyke, Chief Executive Officer. “We also continue to make progress in improving the fundamentals of the Company, including an increase in interest-earning assets, a better deposit mix, and a continued reduction in our cost of funds, all of which are driving our net interest margin higher and improving our financial metrics.”
Van Dyke continued, “During the third quarter of 2021, the lawsuit filed by West Virginia Governor James Justice and related entities was dismissed and the Bank’s loans to the Justice Parties were restructured. This was a favorable outcome for our Company. This resolution enhanced the economics and collateral position of the relationship. Separately, we continue to focus on improving the main drivers of revenue and earnings growth which ultimately enhance the overall financial performance of the Company.”
Operating Highlights
Net interest income increased $2.2 million, or 8.1%, to $29.4 million compared to the second quarter of 2021 and $4.0 million, or 15.6%, as compared to the third quarter of 2020. The net interest margin, on an FTE basis3, increased 17 basis points to 2.96% compared to the quarter ended June 30, 2021 and increased 29 basis points compared to the third quarter of 2020. The yield on interest-earning assets increased 13 basis points and decreased three basis points compared to the quarters ended June 30, 2021 and September 30, 2020, respectively. Funding costs declined seven basis points as compared to the previous quarter and 41 basis points as compared to the same quarter of 2020.
The Company continues to focus on the expansion of net interest income and net interest margin. The third quarter of 2021 was positively impacted by the collection of significant late fees and enhanced pricing on restructured loans related to one large credit relationship. Certain of these restructured loans may not be renewed at maturity and/or may not otherwise impact the net interest income and net interest margin as significantly in future periods.
The Company previously elected to defer its adoption of Current Expected Credit Loss (“CECL”) in accordance with relief provided under the U.S. Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. As such, the Company did adopt the CECL accounting standard on March 31, 2021, effective January 1, 2021. Management believes the allowance for credit losses (“ACL”) is adequate to absorb expected losses in the Bank’s loan portfolio at September 30, 2021.
The provision for credit losses decreased to $(0.4) million in the third quarter of 2021 compared to $1.0 million in the second quarter of 2021. The decrease in the provision for credit losses was primarily driven by a decrease of $3.1 million to the ACL due to the sale of nine loans within two performing relationships. These loans were included in the commercial real estate loan segment, during the third quarter of 2021 with an aggregate unpaid principal balance of $50.0 million that were previously reserved. This decrease was offset by the increase of $1.6 million of special qualitative reserves in connection with increased uncertainty in credit quality with respect to two loan relationships with an aggregate unpaid balance of $12.0 million in the commercial real estate loan segment. During the third quarter of 2021, management observed that $62.0 million of loans that were previously in the deferral program were recovering at rates much lower than peers. Accordingly, management sold $50.0 million of these loans in the third quarter and has developed a workout strategy with the remaining two loan relationships with an aggregate unpaid balance of $12.0 million. The qualitative reserves were established given the uncertainty of the future performance of these borrowers.
The provision for unfunded commitments in the third quarter of 2021 was a release of $0.1 million compared to a release of $0.6 million in the second quarter of 2021.
At September 30, 2021 nonperforming loans declined $0.7 million, or 7.3%, to $8.9 million since June 30, 2021. Net charge-offs were $9.6 million for the third quarter of 2021 compared to $0.4 million in the same period of 2020. The increase in net charge-offs in the third quarter of 2021 was primarily due to $9.2 million charge-offs related to the aforementioned sale of nine loans within two performing relationships, included the commercial real estate loan segment, that had been previously reserved. As a percentage of average portfolio loans, on an annualized basis, net charge-offs were 1.30% and 0.05% for the third quarter of 2021 and 2020, respectively. Nonperforming loans as a percentage of total portfolio loans were 0.31%, 1.09% and 1.35% as of September 30, 2021, December 31, 2020 and September 30, 2020, respectively.
Total noninterest income was $6.9 million for the third quarter of 2021, a decrease of $0.3 million, or 4.5%, from the second quarter of 2021 and a decrease of $1.1 million, or 13.3%, compared to the third quarter of 2020. The decrease of $0.3 million from the second quarter of 2021 was primarily driven by the $0.5 million gain received on the sale of four bank branches included in other income in the second quarter of 2021 and a reduction of $0.2 million in net securities gains, offset by an increase of $0.4 million in commercial loan swap fee income.
The decrease of $1.1 million compared to the third quarter of 2020 was impacted by declines in net security gains of $1.0 million and lower commercial loan swap fee income of $0.5 million, offset by a $0.5 million increase in service charges on deposit accounts. The fluctuations of commercial loan swap fee income were due to the timing and demand for this product in the current low interest rate environment. The increase in service charges on deposit accounts was due to reinstating fees on COVID-19 related fee waivers granted during 2020.
Total noninterest expense was $24.7 million for the third quarter of 2021, a decrease of $3.1 million, or 11.1%, from the second quarter of 2021 and a decrease of $62.6 million, or 71.7%, compared to the third quarter of 2020. The decrease of $3.1 million from the second quarter of 2021 was primarily driven by a write-down of $3.0 million for closed bank branches recorded in the second quarter of 2021. These branches were closed in the second quarter of 2021, transferred to Other Real Estate Owned (“OREO”) and marketed for sale. The write-downs were offset by $0.4 million in gains associated with the sale of four of the OREO properties during the second quarter of 2021. Also included in the third quarter of 2021, is a $0.6 million loss on the sale of OREO on 13 properties.
Also impacting the decrease from the second quarter of 2021 was a $0.9 million decline in salaries and employee benefits. This decline related to $0.5 million higher medical expenses in the second quarter of 2021 due to several large critical illness claims and $0.4 million of one-time severance and stay bonuses for impacted branch employees from the branch closures and sales, both recorded in the second quarter of 2021.
Other items impacting the decrease compared to the second quarter of 2021 included lower professional and legal expenses of $0.2 million, offset by an increase of $0.2 million in other noninterest expense primarily related to the finder’s fee for the aforementioned loan sales.
The decrease of $62.6 million in total noninterest expense for the third quarter of 2021 compared to the same period in 2020 was driven by the one-time charge resulting from goodwill impairment of $62.2 million, recorded in the third quarter of 2020.
Financial Condition
Total assets decreased $45.1 million to $4.1 billion at September 30, 2021 compared to $4.2 billion at December 31, 2020. Total portfolio loans decreased $63.0 million, or 2.9% on an annualized basis, to $2.9 billion at

September 30, 2021 compared to December 31, 2020 primarily due to several large commercial loan payoffs. OREO decreased $2.5 million at September 30, 2021 compared to December 31, 2020 due to the sale of 18 branches and five OREO properties during 2021.
Closed retail bank offices increased $0.3 million and have a remaining book value of $2.8 million at September 30, 2021 compared to $2.5 million at December 31, 2020. During 2021, 20 branch closures were completed and 13 of those were sold as part of our branch network optimization project that aligns with our strategic goals to enhance franchise value and improve operating efficiency.
Federal Reserve Bank excess reserves decreased $42.2 million to $121.3 million at September 30, 2021 from $163.5 million at December 31, 2020 due to active balance sheet management.
The securities portfolio increased $118.8 million and is currently 21.7% of total assets at September 30, 2021 compared to 18.6% of total assets at December 31, 2020. The increase is a result of active balance sheet management. We have further diversified the securities portfolio as to bond types, maturities and interest rate structures.
Total deposits decreased $18.2 million to $3.7 billion at September 30, 2021 as compared to December 31, 2020. The decline from December 31, 2020 was due to the intentional runoff of $211.8 million of higher cost certificates of deposit (“CDs”) and $84.7 million of deposits held-for-assumption in connection with the sale of four bank branches which were completed during the second quarter of 2021. Offsetting these decreases at September 30, 2021 compared to December 31, 2020 was an increase of $278.3 million, or 14.0% in core deposits, which includes noninterest-bearing and interest-bearing demand deposits, money market accounts and savings accounts. At September 30, 2021, noninterest-bearing deposits comprised 19.7% compared to 19.0% and 18.4% of total deposits at December 31, 2020 and September 30, 2020, respectively. CDs comprised 38.3%, 43.8% and 48.8% of total deposits at September 30, 2021, December 31, 2020 and September 30, 2020, respectively.
The Bank provided deferrals to customers under Section 4013 of the CARES Act and regulatory interagency guidance regarding loan modifications. The Bank launched successive deferral programs with short-term expirations. The Part I program was launched on March 23, 2020 and expired on August 31, 2020. The deferrals in Part I provided for deferral of principal and up to the deferral of principal and interest, if requested through the expiry. The Part II program extended deferrals through December 31, 2020 subject to the collection of updated financial information and validation of need. For these borrowers the Bank requested verification of business and/or guarantor liquidity to ascertain the viability of the business in a post-pandemic environment. Prior to the extension of the CARES Act, the Bank launched the Part III program which offered borrowers in the Part II program an extension of deferrals through June 30, 2021. Borrowers who opted into the Part III program were required to provide monthly financial statements and remit payments on a quarterly basis equal to the lesser of: i) 90% of free cash flow (EBITDA) or, ii) the otherwise contractual payment (“recapture payment”). Following the expiration of the deferral programs on June 30, 2021, for term loans, payments were applied to accrued interest first and after accrued interest is current, payments will be applied to principal. Deferred principal will be due at maturity. For interest only loans, such as lines of credit, deferred interest will be due at maturity. As of September 30, 2021 all but $6.5 million of loans resumed regularly scheduled payments. Cumulative deferred interest totaled $12.0 million as of June 30, 2021, but declined to $2.8 million as of September 30, 2021.
The Bank also participated in the Paycheck Protection Program (“PPP”) established by the CARES Act. Through the first two rounds of PPP, we had approved 515 loan applications totaling $39.9 million through our internal lending program, of which 498 loans totaling $38.5 million have been fully forgiven by the Small Business Administration (“SBA”) as of September 30, 2021. The $39.9 million in PPP loans originated during the first two rounds of PPP generated $1.5 million in fees, which have been, or will be, recognized in income as loans are forgiven, or over the remaining life of the loan for any portion that is not forgiven. We had an additional 451 loans approved that were referred to an online small business lender, totaling $17.9 million during the first two rounds of PPP. On December 22, 2020 Congress passed legislation that was signed into law on December 27, 2020, making available a third round of PPP funding. We provided access to the program through our internal lending program for our current business customers. As of September 30, 2021, we had approved 136 loan applications totaling $11.1 million, of which 87 loans totaling $6.4 million have been fully forgiven by the SBA. These loans generated additional fee income of $0.3 million and $0.1 million and $1.0 million and $0.1 million for the three and nine months ended September 30, 2021 and September 30, 2020, respectively.
The Company remains well capitalized. The Company’s Tier 1 Capital ratio was 13.85% at September 30, 2021 as compared to 13.08% at December 31, 2020. The Company’s leverage ratio was 10.48% at September 30, 2021 as compared to 10.26% at December 31, 2020. The Company’s Total Risk-Based Capital ratio was 15.11% at September 30, 2021 as compared to 14.33% at December 31, 2020. In March 2020, the banking regulators issued an interim final rule (“IFR”) to delay the estimated impact on regulatory capital stemming from the implementation of CECL. The IFR maintains the three-year transition option in the previous rule and provides banks the option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period (five-year transition option). We adopted CECL effective January 1, 2021 and elected to implement the capital transition relief over the permissible three-year period.
Total capital of $405.9 million at September 30, 2021, reflects a decrease of $34.3 million as compared to December 31, 2020. The decrease in total capital during 2021 is primarily due to the transitional adjustment of $50.7 million, net of tax for the adoption of CECL and a $10.3 million decrease in other comprehensive income due to changes in fair value of available-for-sale investment securities, offset by net income of $26.0 million for the nine months ended September 30, 2021. The remaining difference of $0.7 million is related to restricted stock activity through September 30, 2021.
At September 30, 2021, funding sources accessible to the Company include borrowing availability at the Federal Home Loan Bank (“FHLB”), equal to 25.0% of the Company’s assets or approximately $1.0 billion, subject to the amount of eligible collateral pledged, federal funds unsecured lines with six other correspondent financial institutions in the amount of $145.0 million and access to the institutional CD market. In addition to the above funding resources, the Company also has $724.7 million of unpledged available-for-sale investment securities as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.1 billion in assets and 69 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.
Important Note Regarding Non-GAAP Financial Measures
In addition to traditional measures presented in accordance with GAAP, our management uses, and this press release contains or references, certain non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures that we believe are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

Important Note Regarding Forward-Looking Statements
This information contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to our financial condition, litigation to which the Company is or has been a party and the potential impacts thereof, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels and asset quality. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to: changes in accounting policies, practices, or guidance, for example, our adoption of CECL; cyber-security threats, attacks or events; rapid technological developments and changes; changes in the Company’s liquidity and capital positions; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as the ongoing COVID-19 pandemic), and of any governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth; sensitivity to the interest rate environment including a prolonged period of low interest rates, a rapid increase in interest rates or a change in the shape of the yield curve; a change in spreads on interest-earning assets and interest-bearing liabilities; regulatory supervision and oversight; legislation affecting the financial services industry as a whole, and the Company and the Bank, in particular; the outcome of pending and future litigation and governmental proceedings, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, the PPP under the CARES Act; increasing price and product/service competition; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; managing our internal growth and acquisitions; the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated; material increases in costs and expenses; reliance on significant customer relationships; general economic or business conditions, including unemployment levels, continuing supply chain disruptions and slowdowns in economic growth, particularly related to the sustained economic impacts of the COVID-19 pandemic; changes in the Company’s branch expansions and consolidations, including that the anticipated benefits of the Company’s branch network optimization project are not fully realized in a timely manner or at all, deterioration of the housing market and reduced demand for mortgages; re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses. Many of these factors, as well as other factors, are described in our filings with the SEC. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	September 30, 2021	December 31, 2020	September 30, 2020

	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and Due From Banks	$43,061	$38,535	$37,688
Interest-Bearing Deposits in Other Financial Institutions	61,435	39,954	6,267
Federal Reserve Bank Excess Reserves	121,300	163,453	107,219
Total Cash and Cash Equivalents	225,796	241,942	151,174

Securities Available-for-Sale, at Fair Value	897,546	778,679	777,986
Loans Held-for-Sale	4,889	25,437	32,104
Loans Held-for-Sale in Connection with Sale of Bank Branches, at the lower of cost or fair value	—	9,835	—
Portfolio Loans	2,884,157	2,947,170	2,985,921
Allowance for Credit Losses	(99,294)	(54,074)	(49,965)
Portfolio Loans, net	2,784,863	2,893,096	2,935,956

Bank Premises and Equipment, net	74,771	85,307	87,439
Bank Premises and Equipment, Held-for-Sale, net	—	2,293	—
Other Real Estate Owned, net	13,265	15,722	16,410
Federal Home Loan Bank Stock, at Cost	3,215	5,093	5,093
Bank Owned Life Insurance	55,028	53,997	53,651
Other Assets	74,690	67,778	74,312
Total Assets	$4,134,063	$4,179,179	$4,134,125

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$722,145	$699,229	$665,813
Interest-Bearing Demand	433,144	366,201	351,066
Money Market	432,167	294,229	211,465
Savings	676,035	625,482	622,806
Certificates of Deposit	1,402,982	1,614,770	1,762,645
Deposits Held-for-Assumption in Connection with Sale of Bank Branches	—	84,717	—
Total Deposits	3,666,473	3,684,628	3,613,795
Federal Home Loan Bank Borrowings	30,000	35,000	35,000
Other Liabilities	31,720	19,377	50,523
Total Liabilities	3,728,193	3,739,005	3,699,318

SHAREHOLDERS' EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
26,461,426 outstanding at September 30, 2021,
26,385,041 outstanding at December 31, 2020 and 26,386,901 at September 30, 2020	26,461	26,385	26,387
Additional Paid-in Capital	144,153	143,457	143,244
Retained Earnings	229,865	254,611	251,669
Accumulated Other Comprehensive Income	5,391	15,721	13,507
Total Shareholders’ Equity	405,870	440,174	434,807
Total Liabilities and Shareholders’ Equity	$4,134,063	$4,179,179	$4,134,125

PERFORMANCE RATIOS
Return on Average Assets (Annualized)	0.84%	(1.12)%	(1.59)%
Return on Average Shareholders' Equity (Annualized)	8.76%	(9.78)%	(13.43)%
Portfolio Loan to Deposit Ratio	78.66%	79.99%	82.63%
Allowance to Total Portfolio Loans	3.44%	1.83%	1.67%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	9.82%	10.53%	10.52%
Tier 1 Leverage Ratio	10.48%	10.26%	10.12%
Risk-Based Capital - Tier 1	13.85%	13.08%	13.08%
Risk-Based Capital - Total	15.11%	14.33%	14.33%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$34,913	$33,094	$33,986	$100,964	$107,439
Interest Expense	5,512	5,891	8,550	17,831	28,477
NET INTEREST INCOME	29,401	27,203	25,436	83,133	78,962

Provision for Credit Losses	(413)	967	2,914	2,411	13,185
Provision for Unfunded Commitments	(60)	(603)	—	(945)	—
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	29,874	26,839	22,522	81,667	65,777

NONINTEREST INCOME
Gains on Sales of Securities, net	1,341	1,499	2,388	6,450	5,923
Service Charges, Commissions and Fees	1,660	1,489	1,205	4,958	3,045
Debit Card Interchange Fees	1,751	1,874	1,559	5,456	4,270
Insurance Commissions	427	378	482	1,099	2,123
Bank Owned Life Insurance Income	349	342	351	1,031	1,054
Other Real Estate Owned Income	7	4	58	82	279
Commercial Loan Swap Fee Income	1,096	742	1,572	2,057	3,120
Other	284	910	360	1,972	1,177
TOTAL NONINTEREST INCOME	6,915	7,238	7,975	23,105	20,991

NONINTEREST EXPENSE
Salaries and Employee Benefits	12,816	13,686	13,036	39,084	39,106
Occupancy Expense, net	3,333	3,451	3,413	10,298	10,077
FDIC Insurance Expense	582	657	547	1,882	1,628
Other Taxes	825	718	809	2,305	2,343
Advertising Expense	196	220	404	586	1,410
Telephone Expense	519	588	578	1,707	1,725
Professional and Legal Fees	1,244	1,440	1,474	3,908	3,310
Data Processing	1,018	954	836	2,893	1,917
Losses on Sales and Write-downs of Other Real Estate Owned, net	608	2,603	1,305	3,423	1,357
Losses on Sales and Write-downs of Bank Premises, net	7	64	17	114	88
Debit Card Expense	700	713	764	2,045	1,989
Tax Credit Amortization	427	427	272	1,281	816
Unfunded Loan Commitment Expense	—	—	(348)	—	251
Other Real Estate Owned Expense	84	142	94	280	411
Goodwill Impairment Expense	—	—	62,192	—	62,192
Other	2,326	2,096	1,907	6,243	6,314
TOTAL NONINTEREST EXPENSE	24,685	27,759	87,300	76,049	134,934

INCOME (LOSS) BEFORE INCOME TAXES	12,104	6,318	(56,803)	28,723	(48,166)
Income Tax Provision	931	886	875	2,743	634
NET INCOME (LOSS)	$11,173	$5,432	$(57,678)	$25,980	$(48,800)

Shares Outstanding, at End of Period	26,461,426	26,466,748	26,386,901	26,461,426	26,386,901
Average Shares Outstanding-Diluted	26,348,488	26,344,104	26,385,189	26,339,930	26,377,626

PER SHARE DATA
Basic Earnings (Loss) Per Common Share	$0.42	$0.21	$(2.19)	$0.98	$(1.85)
Diluted Earnings (Loss) Per Common Share	$0.42	$0.21	$(2.19)	$0.98	$(1.85)
Book Value	$15.34	$15.08	$16.48	$15.34	$16.48
Market Value	$14.22	$12.51	$6.65	$14.22	$6.65

PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[3]	2.96%	2.79%	2.67%	2.84%	2.83%
Core Efficiency Ratio[4]	70.66%	75.24%	75.53%	73.06%	74.65%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	September 30, 2021			June 30, 2021			September 30, 2020
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$191,047	$76	0.16%	$190,851	$56	0.12%	$124,886	$32	0.10%
Tax-Free Investment Securities[3]	26,849	221	3.27%	33,027	273	3.32%	54,541	456	3.33%
Taxable Investment Securities	836,957	3,163	1.50%	765,286	3,138	1.64%	693,330	3,150	1.81%
Total Securities	863,806	3,384	1.55%	798,313	3,411	1.71%	747,871	3,606	1.92%
Tax-Free Loans[3]	174,680	1,350	3.07%	197,393	1,565	3.18%	302,351	2,397	3.15%
Taxable Loans	2,755,595	30,403	4.38%	2,782,802	28,417	4.10%	2,694,747	28,511	4.21%
Total Loans	2,930,275	31,753	4.30%	2,980,195	29,982	4.04%	2,997,098	30,908	4.10%
Federal Home Loan Bank Stock	3,215	30	3.70%	3,215	31	3.87%	5,093	39	3.05%
Total Interest-Earning Assets	3,988,343	35,243	3.51%	3,972,574	33,480	3.38%	3,874,948	34,585	3.55%
Noninterest Earning Assets	169,554			170,885			299,992
Total Assets	$4,157,897			$4,143,459			$4,174,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$424,517	$278	0.26%	$404,084	$234	0.23%	$330,402	$238	0.29%
Money Market	420,946	307	0.29%	351,820	305	0.35%	200,303	211	0.42%
Savings	668,436	176	0.10%	657,803	169	0.10%	616,414	168	0.11%
Certificates of Deposit	1,435,716	4,623	1.28%	1,512,923	5,052	1.34%	1,801,535	7,815	1.73%
Total Interest-Bearing Deposits	2,949,615	5,384	0.72%	2,926,630	5,760	0.79%	2,948,654	8,432	1.14%
Federal Home Loan Bank Borrowings	30,000	89	1.18%	30,000	91	1.22%	35,000	101	1.15%
Other Borrowings	3,437	39	4.50%	3,514	40	4.57%	1,183	17	5.72%
Total Borrowings	33,437	128	1.52%	33,514	131	1.57%	36,183	118	1.30%
Total Interest-Bearing Liabilities	2,983,052	5,512	0.73%	2,960,144	5,891	0.80%	2,984,837	8,550	1.14%
Noninterest-Bearing Liabilities	769,871			790,537			696,273
Shareholders' Equity	404,974			392,778			493,830
Total Liabilities and Shareholders' Equity	$4,157,897			$4,143,459			$4,174,940
Net Interest Income[3]		$29,731			$27,589			$26,035
Net Interest Margin[3]			2.96%			2.79%			2.67%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	September 30, 2021			September 30, 2020
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$185,603	$182	0.13%	$98,283	$268	0.36%
Tax-Free Investment Securities[3]	37,064	906	3.27%	41,922	1,076	3.43%
Taxable Investment Securities	770,636	9,288	1.61%	696,954	11,246	2.16%
Total Securities	807,700	10,194	1.69%	738,876	12,322	2.23%
Tax-Free Loans[3]	198,185	4,703	3.17%	320,914	7,620	3.17%
Taxable Loans	2,771,860	86,965	4.19%	2,644,031	88,885	4.49%
Total Loans	2,970,045	91,668	4.13%	2,964,945	96,505	4.35%
Federal Home Loan Bank Stock	3,739	98	3.50%	4,869	170	4.66%
Total Interest-Earning Assets	3,967,087	102,142	3.44%	3,806,973	109,265	3.83%
Noninterest Earning Assets	174,194			289,672
Total Assets	$4,141,281			$4,096,645

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$402,663	$727	0.24%	$308,617	$926	0.40%
Money Market	361,204	877	0.32%	179,546	692	0.51%
Savings	657,101	507	0.10%	590,534	470	0.11%
Certificates of Deposit	1,522,384	15,328	1.35%	1,855,027	26,076	1.88%
Total Interest-Bearing Deposits	2,943,352	17,439	0.79%	2,933,724	28,164	1.28%
Federal Funds Purchased	—	—	—%	73	1	1.83%
Federal Home Loan Bank Borrowings	31,282	276	1.18%	29,161	260	1.19%
Other Borrowings	3,090	116	5.02%	1,303	52	5.33%
Total Borrowings	34,372	392	1.52%	30,537	313	1.37%
Total Interest-Bearing Liabilities	2,977,724	17,831	0.80%	2,964,261	28,477	1.28%
Noninterest-Bearing Liabilities	767,207			646,924
Shareholders' Equity	396,350			485,460
Total Liabilities and Shareholders' Equity	$4,141,281			$4,096,645
Net Interest Income[3]		$84,311			$80,788
Net Interest Margin[3]			2.84%			2.83%

LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	September 30, 2021	December 31, 2020	September 30, 2020
Commercial
Commercial Real Estate	$1,346,953	$1,453,799	$1,417,164
Commercial and Industrial	387,402	557,164	611,561
Total Commercial Loans	1,734,355	2,010,963	2,028,725
Consumer
Residential Mortgages	449,118	472,170	490,343
Other Consumer	44,953	57,647	66,177
Total Consumer Loans	494,071	529,817	556,520
Construction	297,337	406,390	400,676
Other[5]	358,394	—	—
Total Portfolio Loans	$2,884,157	$2,947,170	$2,985,921
Loans Held-for-Sale	4,889	25,437	32,104
Loans Held-for-Sale in Connection with Sale of Bank Branches, at the lower of cost or fair value	—	9,835	—
Total Loans	$2,889,046	$2,982,442	$3,018,025

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	September 30, 2021	December 31, 2020	September 30, 2020
Nonperforming Loans
Commercial Real Estate	$606	$224	$235
Commercial and Industrial	547	456	159
Construction	1,920	2,012	3,748
Residential Mortgages	2,500	4,135	3,310
Other Consumer	77	191	152
Other	—	—	—
Total Nonperforming Loans	5,650	7,018	7,604

Nonperforming Troubled Debt Restructurings
Commercial Real Estate	146	21,667	28,599
Commercial and Industrial	—	—	—
Construction	3,071	3,319	4,249
Residential Mortgages	—	—	—
Other Consumer	—	—	—
Other	—	—	—
Total Nonperforming Troubled Debt Restructurings	3,217	24,986	32,848
Total Nonperforming Loans and Troubled Debt Restructurings	8,867	32,004	40,452
Other Real Estate Owned	13,265	15,722	16,410
Total Nonperforming Assets	$22,132	$47,726	$56,862

	For the Periods Ended
(Dollars in Thousands)	September 30, 2021	December 31, 2020	September 30, 2020
Nonperforming Loans	$8,867	$32,004	$40,452
Other Real Estate Owned	13,265	15,722	16,410
Total Nonperforming Assets	22,132	47,726	56,862

Troubled Debt Restructurings (Nonaccruing)	3,217	24,986	32,848
Troubled Debt Restructurings (Accruing)	175,991	109,250	110,320
Total Troubled Debt Restructurings	$179,208	$134,236	$143,168

Nonperforming Loans to Total Portfolio Loans	0.31%	1.09%	1.35%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	0.76%	1.61%	1.89%
Allowance for Credit Losses to Total Portfolio Loans	3.44%	1.83%	1.67%
Allowance for Credit Losses to Nonperforming Loans and Troubled Debt Restructurings	1119.82%	168.96%	123.52%
Net Loan Charge-offs (Recoveries) QTD	$9,612	$712	$354
Net Loan Charge-offs (Recoveries) YTD	$18,833	$2,694	$1,982
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans QTD	1.30%	0.09%	0.05%
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans YTD	0.85%	0.09%	0.09%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Balance Beginning of Period	$109,319	$116,872	$47,405	$54,074	$38,762
Impact of CECL Adoption	—	—	—	61,642	—
Provision for Credit Losses	(413)	967	2,914	2,411	13,185
Charge-offs:
Commercial Real Estate	9,187	8,238	—	17,425	40
Commercial and Industrial	188	7	—	196	46
Construction	—	—	—	—	—
Residential Mortgages	56	22	—	273	20
Other Consumer	424	539	680	1,833	3,301
Total Charge-offs	9,855	8,806	680	19,727	3,407
Recoveries:
Commercial Real Estate	9	140	—	149	707
Commercial and Industrial	3	1	119	5	121
Construction	32	—	—	93	—
Residential Mortgages	1	1	1	168	1
Other Consumer	198	144	206	479	596
Total Recoveries	243	286	326	894	1,425
Total Net Charge-offs	9,612	8,520	354	18,833	1,982
Balance End of Period	$99,294	$109,319	$49,965	$99,294	$49,965

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, except per share data)
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Interest Income	$29,401	$27,203	$25,436	$83,133	$78,962
Noninterest Income	6,915	7,238	7,975	23,105	20,991
Noninterest Expense	24,685	27,759	87,300	76,049	134,934
Pre-tax Pre-provision Income (Loss)	$11,631	$6,682	$(53,889)	$30,189	$(34,981)

Gains on Sales of Securities, net	(1,341)	(1,499)	(2,388)	(6,450)	(5,923)
Losses on Sales and Write-downs of Bank Premises, net	7	64	17	114	88
Losses on Sales and Write-downs of Other Real Estate Owned, net	608	2,603	1,305	3,423	1,357
Branch Consolidation Severance and Expenses	39	523	—	566	—
Non-recurring Fees[6]	(1,289)	(163)	(73)	(1,898)	(73)
Other Real Estate Owned Income	(7)	(4)	(58)	(82)	(279)
Gain on Sale of Branches	—	(506)	—	(506)	—
Goodwill Impairment	—	—	62,192	—	62,192
Core Pre-tax Pre-provision Income (Non-GAAP)	$9,648	$7,700	$7,106	$25,356	$22,381

[2] Core Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Income (Loss)	$11,173	$5,432	$(57,678)	$25,980	$(48,800)
Gains on Sales of Securities, net	(1,341)	(1,499)	(2,388)	(6,450)	(5,923)
Losses on Sales and Write-downs of Bank Premises, net	7	64	17	114	88
Losses on Sales and Write-downs of Other Real Estate Owned, net	608	2,603	1,305	3,423	1,357
Branch Consolidation Severance and Expenses	39	523	—	566	—
Non-recurring Fees[6]	(1,289)	(163)	(73)	(1,898)	(73)
Other Real Estate Owned Income	(7)	(4)	(58)	(82)	(279)
Gain on Sale of Branches	—	(506)	—	(506)	—
Total Tax Effect	416	(214)	251	1,015	1,014
Goodwill Impairment	—	—	62,192	—	62,192
Core Net Income (Non-GAAP)	$9,606	$6,236	$3,568	$22,162	$9,576

Average Shares Outstanding - diluted	26,348,488	26,344,104	26,385,189	26,339,930	26,377,626
Core Earnings Per Common Share (diluted) (Non-GAAP)	$0.36	$0.24	$0.14	$0.84	$0.36
3 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2021 and 2020 periods.

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest Income	$34,913	$33,094	$33,986	$100,964	$107,439
Interest Expense	5,512	5,891	8,550	17,831	28,477
Net Interest Income	29,401	27,203	25,436	83,133	78,962
Tax Equivalent Adjustment[3]	330	386	599	1,178	1,826
NET INTEREST INCOME (FTE) (Non-GAAP)	$29,731	$27,589	$26,035	$84,311	$80,788
Net Interest Income (Annualized)	117,955	110,659	103,574	112,723	107,914
Average Earning Assets	3,988,343	3,972,574	3,874,948	3,967,087	3,806,973
NET INTEREST MARGIN (FTE) (Non-GAAP)	2.96%	2.79%	2.67%	2.84%	2.83%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, except per share data)

[4] Core Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
NONINTEREST EXPENSE	$24,685	27,759	87,300	76,049	134,934
Less: Losses on Sales and Write-downs of Other Real Estate Owned, net	(608)	(2,603)	(1,305)	(3,423)	(1,357)
Less: Losses on Sales and Write-downs of Bank Premises, net	(7)	(64)	(17)	(114)	(88)
Less: Branch Consolidation Severance and Expenses	(39)	(523)	—	(566)	—
Less: Goodwill Impairment	—	—	(62,192)	—	(62,192)
CORE NONINTEREST EXPENSE (Non-GAAP)	$24,031	$24,569	$23,786	$71,946	$71,297

NET INTEREST INCOME	$29,401	$27,203	$25,436	$83,133	$78,962
Plus: Taxable Equivalent Adjustment[3]	330	386	599	1,178	1,826
NET INTEREST INCOME (FTE) (Non-GAAP)	$29,731	27,589	26,035	84,311	80,788
Less: Gains on Sales of Securities, net	(1,341)	(1,499)	(2,388)	(6,450)	(5,923)
Less: Non-recurring Fees[6]	(1,289)	(163)	(73)	(1,898)	(73)
Less: Other Real Estate Owned Income	(7)	(4)	(58)	(82)	(279)
Less: Gain on Sale of Branches	—	(506)	—	(506)	—
Noninterest Income	6,915	7,238	7,975	23,105	20,991
CORE NET INTEREST INCOME (FTE) (Non-GAAP) plus NONINTEREST INCOME	$34,009	32,655	31,491	98,480	95,504

CORE EFFICIENCY RATIO (Non-GAAP)	70.66%	75.24%	75.53%	73.06%	74.65%
5 The break-out of “Other” loans totaled $358.4 million consisting of $132.8 million of CRE, $76.0million of C&I, $40.9 million of residential mortgages and $108.7 million of construction. Results for the periods for “Other” loans beginning after January 1, 2021 are presented under ASC 326, while prior period amounts continue to be reported in accordance with previously applicable GAAP.
6 The Non-recurring fees include PPP related fees except for $0.9 million of loan late charges.